Exhibit 99.1

Rani Hammond to join 2U as Chief People Officer

LANHAM, Md., September 13, 2017 — 2U, Inc. (NASDAQ: TWOU), a leader in delivering best-in-class digital education in partnership with the world’s top colleges and universities, today announced that Rani Hammond will join the company as its first Chief People Officer effective October 9, 2017. In this newly created role, Hammond will report directly to Christopher “Chip” Paucek, 2U’s CEO and co-founder, and oversee global human resources, talent management and recruiting.

“Our people are the engine that powers our success at 2U,” said Paucek. “As we scale our business globally, it was important to find a leader like Rani who has passion for what we do and the experience to drive our people strategy with a rapid-growth and international mindset.”

“I come from a long line of educators, with both my parents and their parents serving as career teachers. I passionately believe that education has the power to transform lives, society and the world,” said Hammond. “I’m thrilled to join 2U and contribute to the professional growth of the people who are leading such an innovative, market-leading approach to education accessibility. Together, we can help transform the world, one student at a time.”

Hammond joins 2U from David’s Bridal, Inc., where she served as the Chief Human Resources Officer, accountable for full talent lifecycle for the global retailer’s 14,000 employees. There she worked closely with the CEO and the board to build a highly functioning executive team focused on formulating and delivering the growth strategy of the business. She also implemented a disruptive approach to talent acquisition and retention in a market that is under stress and reformulated the entire benefits platform.

Hammond’s career includes more than 20 years of human resources management and executive experience. Most recently, she spent six years working for Hilton Worldwide as both a human resources vice president and vice president global brands performance and planning. Prior to this, she served as the Regional Vice President of Human Resources for Wolters Kluwer’s CCH division located in Asia Pacific. Earlier in her career, Hammond held numerous human resources positions in the automotive, government, service and consulting industries.

Hammond is a graduate of Bond University in Australia with a Bachelor of Commence in HR Management and a Bachelor of Arts in Psychology.

About 2U, Inc. (NASDAQ: TWOU)

2U partners with great colleges and universities to build what we believe is the world’s best digital education. Our platform provides a comprehensive fusion of technology, services and data architecture to transform high-quality and rigorous campus-based universities into the best digital versions of themselves. 2U’s No Back Row® approach allows qualified students and working professionals around the world to experience a first-rate university education and successful outcomes. To learn more, visit 2U.com.

Media Contact: Molly Greenberg, 2U, Inc., mgreenberg@2u.com